Exhibit 99.1

QKL Stores Inc. Announces Third Quarter 2014

Financial Results

-- 3Q14 Revenue increased by 3.2% to $61.1 million from $59.2 million in 3Q13--

-- 3Q14 Gross Profit increased by 1.4% to $10.3 million from $10.1 million in 3Q13 –

Daqing, China, November 14, 2014 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the third quarter ended September 30, 2014.

Mr. Zhuangyi Wang, Chairman and CEO, said, “Our third quarter results generally met our levels of expectation. The variety, value and freshness of our products continue to resonate with our customers driving sales higher. This store growth was also driven by in-store promotional events such as store anniversary celebrations.

“We plan to open two stores before year end. The new stores we will open in the future will be located in Daqing City where we have stronger relationships with local vendors and the cost of goods is slightly lower than the other cities in which we operate.”

“The environment of retailing business is still challenging mainly due to the rising costs and the emerging e-commerce channel. However, we are still confident on the domestic needs because of the urbanization of the third and fourth tier cities that we will achieve a fundamental improvement in the consumer purchasing power during the process.

“We look forward to the upcoming holiday season as we have a number of exciting marketing initiatives planed. Our balance sheet is healthy with a strong cash position, low level of debt and stable flow of cash from operations. We continue to make progress with our store operations and that can result in greater sales and profits over time.”

Third Quarter 2013 Financial Results

Revenue in the third quarter of 2014 increased by $1.9 million, or 3.2%, to $61.1 million for the three months ended September 30, 2014 from $59.2 million for the three months ended September 30, 2013 Same store sales represents sales from stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2013. Same store (44 stores) sales generated approximately $56.2 million in sales in the third quarter of 2014, a decrease of $1.5 million, or 2.6% compared with $57.7 million in net sales in the third quarter of 2013. New store sales increased, reflecting the opening of three new stores since January 1, 2013. These stores generated approximately $4.3 million in sales in the third quarter of 2014. The number of stores including supermarkets/hypermarkets and department stores at September 30, 2014 was 47 versus 45 at September 30, 2013.

Gross profit increased by $0.1 million, or 1.4%, to $10.3 million, or 16.8% of net sales, in the third quarter of 2014 from $10.1 million, or 17.1% of net sales, in the third quarter of 2013. The change in gross profit was primarily attributable to an increase in net sales of $1.9 million and an increase in cost of sales of $1.7 million in the third quarter of 2014 compared to the third quarter of 2013.

Selling Expenses –Selling expenses increased by $3.0million, or 30.2%, to$13.1million, or 21.4% of net sales, in the third quarter of 2014, from$10.0 million, or 16.9% of net sales, in the third quarter of 2013. The increase in selling expenses relative to net sales was due to the realize of significant preliminary expenses of new stores opening of $1.8 million in the three months ended September 30, 2014 compared to nil in the same period in 2013.

General and administrative expenses decreased by $0.1 million, or 3.5%, to $2.0 million, or 3.3% of net sales, in the third quarter of 2014 from $2.1 million, or 3.5% of net sales, in the third quarter of 2013. There is no significant change to our general and administrative expense.

For the three months ended September 30, 2014, our net loss was $5.5 million, or $(3.60) per diluted share, compared to net loss of $1.7 million, or ($1.11) per diluted share, for the three months ended September 30, 2013. The number of shares used in the computation of diluted EPS was 1,522,326 for the third quarter of 2014 and 2013.

Conference Call

Management will host a conference call at 8:30 am ET on Friday, November 14th. To participate, please dial one of the local access numbers, listed below. The conference call identification number is 10017432.

Participant Dial In (Toll Free):	1-877-870-4263

Participant International:	1-412-317-0790

Canadian Dial In (Toll Free):	1-855-669-9657

China (N) Toll Free:	4001-201213

China (S) Toll Free:	4001-201213

Hong Kong Toll Free:	800-905945

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:
Mike Li, Investor Relations
+86-459-460-7987

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash	$42,605,679	$9,245,212
Restricted cash	8,609,740	8,668,882
Accounts receivable	320,570	557,745
Inventories	47,453,891	64,724,923
Other receivables	19,231,805	21,979,152
Prepaid expenses	6,933,867	9,915,479
Advances to suppliers	4,942,444	7,822,660
Income taxes receivables	1,695,685	1,739,773
Deferred income tax assets – current portion	2,778,076	2,788,918
Total current assets	134,571,757	127,442,744
Property, plant and equipment, net	38,109,472	40,247,576
Land use rights, net	698,756	718,337
Deferred income tax assets – non-current portion	66,956	66,956
Other assets	17,276	17,276
Total assets	$173,464,217	$168,492,889
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$60,103,964	$40,889,761
Accounts payable	33,991,621	35,840,964
Cash card and coupon liabilities	18,045,922	18,465,030
Customer deposits received	977,804	984,308
Accrued expenses and other payables	18,910,586	18,827,472
Total current liabilities	132,029,897	115,007,535
Total liabilities	132,029,897	115,007,535

Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 shares at September 30, 2014 and December 31, 2013	1,522	1,522
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 shares at September 30, 2014 and December 31, 2013	5,294	5,294
Additional paid-in capital	93,644,266	93,337,957
Retained earnings – appropriated	8,329,586	8,329,586
Retained earnings	(74,446,030)	(62,145,794)
Accumulated other comprehensive income	13,899,682	13,956,789
Total shareholders’ equity	41,434,320	53,485,354
Total liabilities and shareholders’ equity	$173,464,217	$168,492,889

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$61,121,016	$59,243,560	$198,809,303	$215,296,669
Cost of sales	50,855,098	49,118,005	165,124,579	178,397,763
Gross profit	10,265,918	10,125,555	33,684,724	36,898,906

Operating expenses:
Selling expenses	13,062,967	10,031,669	35,800,120	33,235,756
General and administrative expenses	2,022,426	2,095,044	7,219,674	6,693,516
Total operating expenses	15,085,393	12,126,713	43,019,794	39,929,272

Loss from operations	(4,819,475)	(2,001,158)	(9,335,070)	(3,030,366)

Non-operating income (expense):
Interest income	241,800	190,224	726,416	645,788
Interest expense	(891,855)	(349,665)	(3,670,486)	(873,553)
Total non-operating expense	(650,055)	(159,441)	(2,944,070)	(227,765)

Loss before income taxes	(5,469,530)	(2,160,599)	(12,279,140)	(3,258,131)

Income taxes	11,357	(468,392)	21,096	(514,983)

Net loss	$(5,480,887)	$(1,692,207)	$(12,300,236)	$(2,743,148)

Comprehensive income statement:
Net loss	$(5,480,887)	$(1,692,207)	$(12,300,236)	$(2,743,148)
Foreign currency translation adjustment	675,064	954,945	(57,107)	2,587,998
Comprehensive loss	$(4,805,823)	$(737,262)	$(12,357,343)	$(155,150)

Weighted average number of shares outstanding:
Basic	1,522,326	1,522,326	1,522,326	1,555,978
Diluted	1,522,326	1,522,326	1,522,326	1,555,978

Losses per share:
Basic	$(3.60)	$(1.11)	$(8.08)	$(1.76)
Diluted	$(3.60)	$(1.11)	$(8.08)	$(1.76)

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,300,236)	$(2,743,148)
Depreciation	5,084,837	5,034,492
Amortization	24,173	24,361
Share-based compensation	306,309	612,351
Deferred income tax	(8,770)	880,073
Loss on disposal of fixed assets	-	25,755
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	233,589	23,117
Inventories	16,845,228	20,708,613
Other receivables	2,599,829	523,424
Prepaid expenses	2,916,696	1,963,042
Advances to suppliers	2,829,497	4,947,618
Accounts payable	(1,606,320)	(3,428,459)
Cash card and coupon liabilities	(293,403)	1,748,812
Customer deposits received	212	(234,533)
Accrued expenses and other payables	211,765	(3,819,724)
Income taxes payable	32,248	20,408
Net cash provided by operating activities	16,875,654	26,286,202

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,229,057)	(787,373)
Net cash used in investing activities	(3,229,057)	(787,373)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loan borrowing	35,771,021	11,251,270
Bank loan repayment	(16,259,555)	(16,073,243)
Net cash provided by (used in) financing activities	19,511,466	(4,821,973)

Effect of foreign currency translation	202,404	457,364

Net increase in cash	33,360,467	21,134,220
Cash – beginning of period	9,245,212	8,479,413
Cash – end of period	$42,605,679	$29,613,633

Supplemental disclosures of cash flow information:
Interest paid	$3,670,486	$873,553
Income taxes paid	$65,184	$205,905